Exhibit (99.1)
EASTMAN KODAK COMPANY


Media Contact:
David Lanzillo, 585-781-5481, david.lanzillo@kodak.com


Kodak Announces Jager Will Not Seek Re-election to Board of
Directors

ROCHESTER, N.Y., Sept. 8 -- Eastman Kodak Company (NYSE:EK) today announced that Durk I. Jager has decided not to stand for re-election to its Board of Directors in 2007 for personal reasons. Mr. Jager, 63, will continue to serve as a Director of Kodak until the company's 2007 Annual Meeting of Shareholders, typically in May.
     "Durk has served on Kodak's Board with true distinction during a remarkable period in our company's history," said Antonio M. Perez, Kodak's Chairman and Chief Executive Officer. "He has brought to Kodak his unique insight and breadth of experience. We thank him for his exceptional service and look forward to continuing to benefit from his expertise during the remainder of his term."
     "Kodak is a great company. My decision has to do with my strong personal belief that I should limit my participation on any board to 10 years," said Jager. "Although I will not stand for re-election, I will serve as a Director for the remainder of my term and will continue to work with Antonio Perez and my fellow Board members in our ongoing efforts to transform Kodak into a leading digital company."
     Mr. Jager has been a Kodak Director since 1998 and is the former Chairman of the Board, President and CEO of The Procter & Gamble Company. He left those positions in July 2000, after 30 years with the company. Mr. Jager graduated from Erasmus Universiteit, Rotterdam, The Netherlands. He is a member of the supervisory Board of Royal KPN (The Netherlands) and is a non-Executive Chairman of the Supervisory Board of Royal Wessanen (The Netherlands) and a director of Chiquita Brands International, Inc. and Polycom Inc.

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About Eastman Kodak Company

Kodak is the world's foremost imaging innovator, providing leading products and services to the photographic, graphic communications and healthcare markets. With sales of $14.3 billion in 2005, the company is committed to a digitally oriented growth strategy focused on helping people better use meaningful images and information in their life and work. Consumers use Kodak's system of digital and traditional image capture products and services to take, print and share their pictures anytime, anywhere; Businesses effectively communicate with customers worldwide using Kodak solutions for prepress, conventional and digital printing and document imaging; Creative Professionals rely on Kodak technology to uniquely tell their story through moving or still images; and leading Healthcare organizations rely on Kodak's innovative products, services and customized workflow solutions to help improve patient care and maximize efficiency and information sharing within and across their enterprise.

More information about Kodak (NYSE: EK) is available at www.kodak.com.

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Kodak is a trademark of Eastman Kodak Company.
2006